Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
BY
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST V, INC.
OF
UP TO 2,000,000 SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $7.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT MIDNIGHT EASTERN TIME, JANUARY 17, 2020,
UNLESS EXTENDED OR WITHDRAWN

December 17, 2019

To Custodians:

We have been appointed by Lightstone Value Plus Real Estate Investment Trust V, Inc., a Maryland corporation (the “Company”), to act as Depositary in connection with its offer to purchase for cash up to 2,000,000 shares of its common stock, $0.0001 par value per share, at a price of $7.75 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 17, 2019 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”).

Enclosed with this letter are copies of the following documents that we have already provided to your clients:

1.	Offer to Purchase dated December 17, 2019; and
2.	Letter of Transmittal and Odd Lot Certification Form, for your use in accepting the Offer and tendering shares of the Company.

Certain conditions to the Offer are described in Section 6 of the Offer to Purchase.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

Questions and requests for additional copies of the enclosed materials may be directed to The Lightstone Group, Attn: Investor Services, 1985 Cedar Bridge Ave, Suite 1, Lakewood NJ 08701, Toll-Free: (888) 808-7348, Fax: (855) 368-2326.

Very truly yours,

DST SYSTEMS, INC.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.